Exhibit 10.2

April 28, 2015
Harvey J. Berger, M.D.
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139-4234
Re:            Retirement Agreement
Dear Harvey:
This retirement letter agreement (this “Agreement”) is intended to amend the Amended and Restated Employment Agreement by and between you and ARIAD Pharmaceuticals, Inc. (the “Company”), dated as of April 30, 2010 (the “Employment Agreement”), in order to set forth our mutual understanding and agreement regarding your retirement as a member and as Chairman of the board of directors of the Company (the “Board”), your retirement as Chief Executive Officer and President of the Company and the transition of your responsibilities in connection with such retirement.
Any matters referred to in the Employment Agreement that are not expressly addressed in this Agreement shall continue to be governed by the terms of the Employment Agreement, which remains in full force and effect except as expressly modified hereby.  Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.
Now, therefore, you and the Company agree as follows:
1.            Definitions.  For purposes of this Agreement, (a) “New CEO” shall mean the permanent (not interim) successor Chief Executive Officer of the Company who is appointed by the Board to succeed you, (b) “Retirement Date” shall mean the earlier of the date on which the New CEO commences employment as the Chief Executive Officer of the Company and December 31, 2015, (c) “Remaining Term” shall mean the period beginning on the date hereof and expiring on the Retirement Date, (d) “End Date” shall mean the date of the Company’s 2016 Annual Meeting of Stockholders and (e) “Advisory Period” shall mean the period beginning on the date following the Retirement Date and expiring on the End Date; provided that the Remaining Term and the Advisory Period shall expire on any earlier date on which your employment is terminated by the Company for any reason (including due to disability in accordance with Section 4.1(b) of the Employment Agreement (“Disability”)) or no reason, or by you for any reason or no reason or in the event of your death.
2.            Retirement; Transition of Duties.  (a) You shall remain employed by the Company as its Chief Executive Officer and President, reporting to and as reasonably directed by the Board, during the Remaining Term and shall devote such time as is necessary for the diligent and faithful performance of your duties (which duties shall be consistent with those as in effect immediately prior to the execution of this Agreement), and which may include, in the Board’s discretion, providing reasonable support and assistance to the Board in the search for, and the transfer of executive leadership to, the New CEO, and you shall continue to consult with the Board and any committees thereof regarding the performance of your duties in a manner consistent with past practice and as reasonably directed by the Board from time to time.  The Company shall provide you with 14 days’ advance notice of the Retirement Date.

(b)            Effective as of the expiration of the Remaining Term for any reason, you shall retire as a member and as Chairman of the Board (and, in addition, as a director or officer of any subsidiary of the Company) and shall retire from your positions as Chief Executive Officer and as President of the Company.  Such retirement shall be automatic and without any further action on your part, and you hereby agree to execute any additional documentation with respect thereto reasonably requested by the Company.  In the event the Remaining Term does not expire prior to the Retirement Date, effective as of the Retirement Date, you shall continue employment with the Company in the position of a special advisor to the Board and to the New CEO (“Special Advisor”) and, during the Advisory Period, you shall report to the Board and provide such services as are reasonably requested by the Board or by the New CEO from time to time; provided that, as Special Advisor, you shall not have the authority to bind the Company in any respect and no employee of the Company shall report to you.  As a Special Advisor you shall be an “at will” employee, subject to the terms of this Agreement.
(c)            Your retirement as the Company’s Chief Executive Officer and President on the Retirement Date is intended to constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”).  In furtherance of the preceding sentence, you and the Company agree and anticipate that the level of services that you shall perform as Special Advisor shall not exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).
(d)            Effective as of the expiration of the Advisory Period for any reason, you shall retire from your position as Special Advisor and thereafter shall have no further employment relationship with the Company.
3.            Compensation During the Remaining Term.  (a) In consideration of the services provided hereunder by you during the Remaining Term, you shall be entitled to receive the following payments and benefits during the Remaining Term, in lieu of any other payments and benefits owed under the Employment Agreement with respect to such period:
(i)             your annual base salary shall be $773,500 (your “Annual Base Salary”), payable in accordance with the Company’s customary payroll procedures for senior executives, with retroactive effect to January 1, 2015, and any difference between the salary paid to you from January 1, 2015 to the date of this Agreement and the salary to which you would have been entitled for such period at the rate of the Annual Base Salary hereunder, will be paid to you within 14 days of the date of this Agreement;

(ii)            you shall continue to participate in the Company’s health and welfare and other employee benefit plans in which you participate as of the date hereof (including those listed on Schedule A), and shall continue to receive the other benefits described in Sections 7(a), 7(b) and 7(c) of the Employment Agreement; provided that your car allowance shall be equal to $1,000 per month; and
(iii)           you shall remain eligible to participate in the Company’s 2015 annual bonus program, with a target bonus for 2015 equal to 85% of your Annual Base Salary (“Target Bonus”).  Your actual bonus shall be determined based on the level of your performance, in conjunction with the level of achievement of the Company’s 2015 corporate objectives (approved by the Board on March 10, 2015, as modified by the Board from time to time), as reflected in your executive performance score.  A score of 3.0 (“meets requirements”) will entitle you to 50% of the Target Bonus; a score of 3.5 will entitle you to 75% of the Target Bonus; a score of 4.0 (“exceeds requirements”) will entitle you to 100% of the Target Bonus; a score of 4.5 will entitle you to 150% of the Target Bonus; and a score of 5.0 (“outstanding”) will entitle you to 200% of the Target Bonus.  Your executive performance score for purposes of determining your actual bonus for 2015 shall be determined by the Board in good faith and in accordance with the Performance Evaluation Methodology (as defined below).  The Company shall provide you with notice of, and a reasonable opportunity to cure, any actions or omissions that would otherwise result in your failure to receive an executive performance score of at least 3.0.  Your actual bonus for 2015 shall be payable when bonuses for such year are paid to other executives of the Company.  Except as otherwise provided in Section 5(b), in the event the Retirement Date occurs prior to December 31, 2015, the amount of such payment shall be prorated based on the number of calendar days in 2015 elapsed prior to the Retirement Date.
(b)            On the date hereof, you shall be granted restricted stock units (“RSUs”) under the Company’s 2014 Long-Term Incentive Plan with respect to 345,000 shares of the Company’s common stock.  The RSUs shall be subject to the terms and conditions set forth in the Company’s customary award agreement (which shall be the same in all material respects as the award agreement used for the corresponding annual grants to other executive officers of the Company), except that such RSUs shall vest in full upon the Retirement Date, subject to (i) you remaining employed by the Company through such date and (ii) the Board certifying that you have satisfied your obligations under this Agreement (with such certification to be made not later than the Retirement Date); provided that (A) for such purposes, you shall be deemed to have satisfied your obligations under this Agreement if your performance in furtherance of such obligations is commensurate with an executive performance score of 3.0 out of 5.0 (“meets requirements”) with respect to the Company’s customary corporate performance objectives, as determined by the Board in good faith and in accordance with the Company’s past practice of evaluations of the performance of its Chief Executive Officer (the “Performance Evaluation Methodology”), and (B) the Company shall provide you with notice of, and a reasonable opportunity to cure, any actions or omissions that would otherwise result in your failure to receive such executive performance score.  For the avoidance of doubt, you expressly acknowledge and agree that you shall not be entitled to receive any long-term incentive compensation during the 2015 fiscal year or thereafter, other than as set forth in this Section 3(b) or as may be determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

(c)            In the event of a Change in Control (as defined in the Employment Agreement), your Company equity-based incentive compensation awards that are outstanding and unvested immediately prior to the Change in Control shall immediately vest and, as applicable, become exercisable and remain exercisable through their original terms with all rights, and the last two sentences of Section 3.4 of the Employment Agreement shall apply.
4.            Accrued Obligations Following the Expiration of the Remaining Term.  Following the expiration of the Remaining Term for any reason, the Company shall pay to you (a) a lump-sum cash payment equal to your earned but unpaid base salary and earned but unused paid time off through the date of such expiration, payable within 10 days following the date of such expiration, (b) any unreimbursed business expenses, payable in accordance with the Company’s expense reimbursement policy, (c) a lump-sum cash payment equal to $580,125, payable on January 4, 2016; provided that your employment has not been terminated prior to the date of such expiration by the Company for Cause or by you other than for Good Reason (in all cases where such term is used in this Agreement, as defined in the Employment Agreement and after providing written notice to the Company and an opportunity to cure as contemplated in the Employment Agreement); provided, further, that your acceptance of the payment contemplated by this Section 4(c) shall constitute your acknowledgement that the Company has satisfied its obligations to you under the Company’s previously existing Sabbatical Policy and (d) any other earned and vested amounts, entitlement or benefits, to the extent not otherwise described herein, in accordance with the terms of the applicable plans and arrangements of the Company.
5.            Severance Following the Retirement Date.  (a) Upon your retirement as a member and as Chairman of the Board and your retirement from your positions as Chief Executive Officer and President of the Company, effective as of the Retirement Date, in accordance with Section 2(b) above, subject to your satisfaction of the release requirement described in Section 6 below and in lieu of any other severance or separation payments or benefits under the Employment Agreement:
(i)             On January 4, 2016, the Company shall pay to you a lump-sum cash payment equal to $4,235,550, representing the product of three times the sum of (A) your Annual Base Salary plus (B) your 2014 annual bonus.
(ii)            Your Company equity-based incentive compensation awards that are outstanding and unvested as of the Retirement Date (excluding any RSUs described in Section 3(b) above, the vesting of which shall continue to be governed by Section 3(b)) shall immediately vest and, as applicable, become exercisable and remain exercisable through their original terms; provided that any outstanding performance shares that remain subject to any vesting condition other than your continued service with the Company (which for the avoidance of doubt shall not include administrative requirements such as the receipt of audited financial statements) (any such condition, a “Performance Condition”) shall vest based on the greater of target-level performance and the Achieved Performance Level (as defined below).  As soon as practicable following the Retirement Date, the Board or the Compensation Committee, as applicable, shall determine in accordance with the Company’s past practice whether and the extent to which each Performance Condition (as any such condition is defined in each applicable award) has been achieved as of the Retirement Date based on the Company’s and your performance as of the Retirement Date (any such performance level, the “Achieved Performance Level”); provided that, notwithstanding the foregoing, in the event the applicable Performance Condition is measured by reference to the Company’s complete fiscal year 2015 audited financials, vesting shall be based solely on the Achieved Performance Level as of December 31, 2015 (and not the greater of target-level performance and the Achieved Performance Level).

(iii)           The Company shall continue to provide you with coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at its expense for the maximum required COBRA period.  For purposes of this Section 5(a)(iv), the COBRA period shall begin upon the expiration of the Advisory Period, to the extent permitted by applicable law.
(b)            You shall not be entitled to any of the amounts or benefits described in this Section 5, or any other severance or separation payments or benefits under the Employment Agreement, if the Remaining Term expires on or prior to the Retirement Date as a result of the Company’s termination of your employment for Cause or your termination of your employment for any reason other than Good Reason.  For the avoidance of doubt, the events contemplated by this Agreement shall not constitute Good Reason for purposes of the Employment Agreement or have any similar effect under any other Company compensation or employee benefit arrangement.  In the event the Remaining Term expires as a result of the Company’s termination of your employment without Cause or your termination of your employment for Good Reason on or prior to the Retirement Date, then you shall be entitled to receive (i) the severance and separation payments and benefits described in Section 5(a) above, (ii) a full Target Bonus (without proration), payable when 2015 bonuses are paid to other executives of the Company, and (iii) the cash compensation you would otherwise have been paid during the Advisory Period (solely for purposes of this clause (iii), the Advisory Period shall be deemed to commence on the date of such termination of employment and expire on June 30, 2016), payable in a single lump sum on January 4, 2016, in each case, subject to your satisfaction of the release requirement described in Section 6 below and in lieu of any other severance or separation payments or benefits under the Employment Agreement; provided that (i) all references in Section 5(a) to the “Retirement Date” shall be deemed to refer to the date of such expiration of the Remaining Term and (ii) the RSUs described in Section 3(b) above that are outstanding and unvested as of the date of such expiration shall vest in full, without regard to Sections 3(b)(i) and 3(b)(ii).
6.            Release of Claims.  You and the Company shall execute and deliver to each other a mutual release of claims in the form attached hereto as Exhibit A (the “Release”), which Release shall be executed no earlier than the expiration of the Remaining Term for any reason and no later than the 20th day after such expiration.  In the event you do not execute and deliver to the Company the Release within such time period or you revoke the Release as described therein, then you shall not be entitled to any of the amounts provided in Section 5(a) and the last sentence of Section 5(b); provided, that if the Company does not timely execute and deliver the Release to you as contemplated by this Section 6, you shall be permitted to revoke your executed and delivered Release, and, notwithstanding anything to the contrary in this Agreement, you shall receive the amounts provided in Section 5(a) and the last sentence of Section 5(b), in each case, to the extent entitled thereto.

7.            Compensation During the Advisory Period.  (a) In consideration of the services provided hereunder by you during the Advisory Period, you shall be entitled to receive the payments and benefits described in Sections 3(a)(i) and 3(a)(ii) above during the Advisory Period, as well as any incentive compensation as the Compensation Committee may determine in its sole discretion, in lieu of any other payments and benefits owed under the Employment Agreement with respect to such period.  You shall not be entitled to any of the amounts described in this Section 7 if the Advisory Period expires on or prior to the End Date as a result of the Company’s termination of your employment for Cause or your termination of your employment for any reason other than Good Reason.  If the Advisory Period expires as a result of the Company’s termination of your employment without Cause or your termination of your employment for Good Reason on or prior to the End Date, then you shall be entitled to receive the cash compensation that you would otherwise have been paid during the remainder of such period, in a single lump sum on the payroll date immediately following such expiration.
(b)            Following the expiration of the Advisory Period for any reason, the Company shall pay to you (a) a lump-sum cash payment equal to your earned but unpaid base salary and earned but unused paid time off through the date of such expiration, payable within 10 days following the date of such expiration, (b) any unreimbursed business expenses, payable in accordance with the Company’s expense reimbursement policy, and (c) any other earned and vested amounts, entitlement or benefits, to the extent not otherwise described herein, in accordance with the terms of the applicable plans and arrangements of the Company.
8.            Continuing Obligations.  (a) Generally. Notwithstanding anything to the contrary in this Agreement (other than Section 8(f)) or the Employment Agreement, Sections 8 (Confidentiality), 9 (Inventions), 10 (Non-Competition), 11 (Indemnification), 12 (Excise Tax) and 13 (No Mitigation) of the Employment Agreement shall continue to apply during the Remaining Term and the Advisory Period (and thereafter, to the extent provided therein or below).  Without limiting the foregoing:
(i)             You shall promptly return to the Company all materials, data, records and other property described in Section 8.6 of the Employment Agreement upon the expiration of the Remaining Term for any reason and upon the expiration of the Advisory Period for any reason, and you shall continue to be bound by the terms of Section 8 (Confidentiality) of the Employment Agreement during the three-year period immediately following the expiration of the Advisory Period (or, to the extent the Advisory Period does not commence, the expiration of the Remaining Term) for any reason; and

(ii)            You shall continue to be bound by the provisions of Section 10 (Non-Competition) of the Employment Agreement during the Remaining Term, the Advisory Period and the one-year period immediately following the expiration of the Advisory Period (or, to the extent the Advisory Period does not commence, the expiration of the Remaining Term) for any reason, except as otherwise provided in Section 8(f).
(b)            Non-Disparagement.  During the period commencing on the date hereof and expiring on the six month anniversary of the expiration of the Advisory Period (or, to the extent the Advisory Period does not commence, the six month anniversary of the expiration of the Remaining Term) for any reason, (i) you shall not make any derogatory or attacking statement against the Company or its subsidiaries, or any of its or their respective directors, officers or employees; provided that you shall be permitted to make such statements against any such person if such person or such person’s affiliates (which includes persons and entities controlled by, controlling or under common control with such person) makes any statement that a reasonable person would interpret at the time such statement is made to be derogatory or attacking against you and (ii) the Company shall not, and shall cause its directors and officers not to, make any derogatory or attacking statement against you; provided that the Company shall be permitted, and shall be permitted to allow its directors and officers, to make such statements against you if you or any of your affiliates (which includes persons and entities controlled by, controlling or under common control with you) makes any statement that a reasonable person would interpret at the time such statement is made to be derogatory or attacking against the Company or its subsidiaries, or any of its or their respective directors, officers or employees; provided, however, that in the case of clauses (i) and (ii), nothing herein shall prevent you, the Company or its directors, officers or employees from making truthful statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other governmental proceeding or investigation.
(c)            Non-Solicitation.  During the period commencing on the date hereof and expiring on the first anniversary of the expiration of the Advisory Period (or, to the extent the Advisory Period does not commence, the first anniversary of the expiration of the Remaining Term) for any reason (the “Restricted Period”), you shall not, directly or indirectly, (i) solicit, hire or employ, whether as an employee, consultant, advisor or otherwise, any person who as of any time during the twelve-month period preceding the expiration of such period is or was employed by, or providing services as an individual independent contractor working on (or substantially on) a full-time or exclusive basis to, the Company or its subsidiaries or affiliates, or (ii) urge, induce or seek to induce any such person to terminate his or her employment with the Company or its subsidiaries or affiliates; provided that you shall not be restricted from (A) responding to an unsolicited request for a general employment reference not specifically addressed to or for the benefit of an employer with which you are affiliated, regarding any former employee of the Company or its subsidiaries or affiliates, (B) making any general solicitation for employment by use of advertisements in the media that is not specifically directed at such persons or by use of a bona fide search firm in a manner that is not specifically directed at such persons or (C) hiring or engaging in employment discussions with any such person who has been terminated by the Company prior to such hiring or commencement of employment discussions, so long as you have not violated the restrictions in this Section 8(c) with respect to such person prior to such hiring or commencement of employment discussions; provided, further, that you will not be deemed to be in violation of this Section 8(c) if an entity or business with which you are associated solicits or hires any person if you (1) did not, directly or indirectly, encourage (and did not authorize) such entity or business to solicit or hire such person and (2) were not, directly or indirectly, involved in the identification of such person as a potential recruit or the solicitation or hiring of such person.

(d)            Severability.  If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by applicable law; and you and the Company agree that any invalid or unenforceable provision may and shall be reformed and applied to the extent needed to avoid that invalidity or unenforceability and in a manner that is as similar as possible to the intent of yourself and the Company (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.
(e)            Injunctive Relief.  You and the Company each acknowledge that any violation of the restrictions referenced or contained in this Agreement may give rise to losses or damages for which the Company or you, respectively, cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company or you, respectively.  Accordingly, you and the Company each agree that, in addition to any other remedy that the Company or you, respectively, may have at law or in equity, the Company or you, respectively, shall be entitled to injunctive relief to restrain any violation by you or the Company, respectively, of the restrictions contained in this Agreement.
(f)             Expiration of Restrictions.  If the Company terminates your employment prior to the Retirement Date, other than for Cause or Disability, the provisions of Section 10 (Non-Competition) of the Employment Agreement, Section 8(a)(ii) and Section 8(c) (Non-Solicitation) shall immediately cease to apply.
9.            Arbitration; Legal Costs.  (a) Notwithstanding anything to the contrary in this Agreement or the Employment Agreement, Sections 16 (Arbitration) and 17 (Legal Costs) of the Employment Agreement shall continue to apply to you and the Company during the Remaining Term and the Advisory Period and thereafter; provided that any dispute arising under or in any way related to this Agreement and any legal action to enforce rights under, or to recover damages for breach of, this Agreement shall be treated as a dispute or legal action with respect to the Employment Agreement for purposes of such sections.
(b)            The Company shall pay your reasonable documented legal fees and expenses incurred in connection with (i) the matters contemplated hereby, including the negotiation and preparation of this Agreement, and (ii) the proxy dispute with the “Sarissa Group” and its “Affiliates” (as such terms are defined in that certain agreement, by and between the Company and the Sarissa Group, dated as of the date hereof (the “Settlement Agreement”)).  In the event any such payment becomes subject to any tax, the Company shall make a special payment to you sufficient, on an after-tax basis (taking into account federal, state and local taxes and related interest and penalties), to put you in the same position as would have been the case had such taxes not been applicable to such payments.

10.         Publicity.  Except as otherwise required by applicable law, all press releases, employee communications and public announcements or filings (under the securities laws or otherwise) relating to (a) this Agreement or the Release, (b) your retirement as a member and as Chairman of the Board and your retirement as Chief Executive Officer and President of the Company and (c) any resolution of the proxy dispute with the “Sarissa Group” and its “Affiliates” (as such terms are defined in the Settlement Agreement), in each case, shall be subject to your prior approval, not to be unreasonably withheld or delayed; provided that you hereby approve the Company’s use and release of the press releases attached hereto as Exhibit B and Exhibit C.  In no event shall the Company issue any press release or make any employee communications or public announcements or filings relating to the foregoing until 7:30 a.m. Eastern Standard Time on April 29, 2015.
11.         General Provisions.  (a) Your Representation.  You hereby represent and warrant that you are an experienced senior executive knowledgeable about the matters (and their effect) within the purview of this Agreement and are not under any contractual or legal restraint that prevents or prohibits you from entering into this Agreement or performing the duties and obligations described in this Agreement.
(b)            Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by you and a person authorized by the Board.  Failure to insist upon strict compliance with any term of this Agreement shall not be considered a waiver of any such term or any other term of this Agreement.  This Agreement and the Employment Agreement and the Indemnity Agreement between you and the Company contain the entire agreement of you and the Company with respect to the subject matter hereof, and except as otherwise set forth herein, this Agreement supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between you and the Company, whether written or oral, with respect to the subject matter hereof.
(c)            Governing Law.  The validity, construction and interpretation of this Agreement and the rights and duties of you and the Company hereunder shall be governed by the laws of the Commonwealth of Massachusetts without reference to the Commonwealth of Massachusetts choice of law rules.
(d)            Survival.  You and the Company agree that the covenants and promises set forth in this Agreement shall survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

(e)            Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to you:
To the most recent address on file with the Company
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Facsimile No.: (212) 492-0237
Attention:  Lawrence I. Witdorchic, Esq.

If to the Company:
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, MA 02139-4234
Attention:  General Counsel
with a copy to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Facsimile No.: (212) 474-3700
Attention:  Eric W. Hilfers, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.
(f)            Miscellaneous.  (i) You may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition does not preclude you from designating in writing one or more beneficiaries to receive any amount that may be payable after your death and does not preclude the legal representative of your estate from assigning any right under this Agreement to the person or persons entitled to it.
(ii)            This Agreement shall be binding upon and shall inure to your benefit, the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns and the Company and its successors.
(iii)           The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision of this Agreement.

(iv)           It is intended that the provisions of this Agreement be exempt from or comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company.  If, at the time of your separation from service (within the meaning of Section 409A), you are a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), then you and the Company shall cooperate to make a good faith determination as to whether any amount payable under this Agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, and in such event the Company shall not pay any such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.  For purposes of Section 409A, each payment hereunder shall be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit.  Further, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.  Any payment required under Section 9(b) shall be paid no later than the end of your taxable year next following your taxable year in which you pay the tax to which the payment relates to the United States Internal Revenue Service or other applicable taxing authority.
(v)            All payments made to you or on your behalf under this Agreement shall be reduced by any amount that the Company is required by applicable law to withhold in advance payment of your federal, state and local income, wage and employment tax liability.
(vi)           This Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).
(g)            Successors to Company.  This Agreement may not be assigned or transferred by the Company, except that this Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any successor shall be substituted for the Company under the terms of this Agreement.  As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets of the business of the Company.  Notwithstanding any assignment, the Company shall remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

(h)            Execution in Counterparts.  This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.
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If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

ARIAD Pharmaceuticals, Inc. /s/ Thomas DesRosier
Name:	Thomas DesRosier
Title:	Executive Vice President, Chief Legal and Administrative Officer

Date:	April 28, 2015

Accepted and Agreed to:
/s/ Harvey J. Berger
Harvey J. Berger, M.D.

Date:	April 28, 2015

Schedule A

Current Benefits Covered

Health, medical and dental plans
Group Term Life Insurance/ Accidental Death and Dismemberment
401(k) Plan
Employee Stock Purchase Plan
Short-Term and Long-Term Disability coverages
Executive Disability Plan coverages (Unum (2) and MetLife policies)
Long-Term Care coverages (MetLife policies (2))

Exhibit A
Mutual Release of Claims
WHEREAS, Harvey J. Berger, M.D. (the “Executive”), retired from his positions as Chief Executive Officer and President of ARIAD Pharmaceuticals, Inc. (the “Company”) as of [                ] (the “Retirement Date”); and
WHEREAS, the Executive and the Company have entered into that certain letter agreement, dated as of April 28, 2015 (the “Retirement Agreement”).
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:
1.            This mutual release of claims (this “Release”) is effective as of the date hereof and shall continue in effect as provided herein.
2.            (a) In consideration of the mutual covenants and agreements contained in the Retirement Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) (the “Executive Parties”), hereby releases, dismisses, remises and forever discharges the Company and its respective predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively, the “Company Parties”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown (“claims”), which the Executive now has or may have had for, upon, or by reason of any cause whatsoever through the date this Release is signed by the Executive, against the Company Parties, including but not limited to:
(i)            any and all claims arising out of or relating to the Executive’s employment by or service with the Company and its subsidiaries and affiliates and the termination thereof;
(ii)           any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act or any other applicable federal, state or local law provisions, whether domestic or foreign; and
(iii)         any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
(b)           The Executive understands and acknowledges that the Company and its subsidiaries and affiliates do not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied.  The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company and the Company Parties to the extent provided in this Release.  The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company or the Company Parties other than as appear in the Retirement Agreement.

(c)           The Executive further agrees and acknowledges that:
(i)            The release provided for herein releases claims to and including the date of this Release;
(ii)           The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
(iii)          The Executive has been given a period of 21 days to review and consider the terms of this Release prior to its execution and that he may use as much of the 21-day period as he desires; and
(iv)          The Executive may, within seven days after execution, revoke this Release.  Revocation shall be made by delivering a written notice of revocation to the Company.  For such revocation to be effective, such written notice must be actually received by the Company no later than the close of business on the seventh day after the Executive executes this Release.  If the Executive exercises his right to revoke this Release, all of the terms and conditions of this Release shall be of no force and effect (including, for the avoidance of doubt, the release of claims by the Company described in Section 3 of this Release).
(d)           The Executive agrees that he shall never file a lawsuit or other complaint asserting any claim that he releases in this Release or the validity or enforceability of this Release.
(e)           The Executive does not by this Release relinquish (i) any right to any vested benefits under any benefit plans or arrangements maintained by the Company or its subsidiaries or affiliates, (ii) any right to indemnification under the Employment Agreement (as defined in the Retirement Agreement), any applicable directors and officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, or otherwise pursuant to the Indemnity Agreement between the Executive and the Company, (iii) any right that is not waivable under applicable law, (iv) any right with respect to any event, act or omission taking place after the date this Release is signed by the Executive, (v) any rights under (including to enforce) the Retirement Agreement (including provisions of the Employment Agreement as contemplated to have continued effect under the Retirement Agreement), (vi) any rights in the Executive’s capacity as a securityholder of the Company or (vi) any right the Executive may have to obtain contribution as permitted by applicable law in the event of any judgment against the Executive as a result of any act or failure to act for which the Company or its affiliates and the Executive are jointly liable.
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(f)            The Executive waives and releases any claim that he has or may have to reemployment after the End Date (as defined in the Retirement Agreement).
3.            (a) In consideration of the mutual covenants and agreements contained in the Retirement Agreement, the Company on its own behalf and on behalf of the Company Parties and anyone else claiming through them, hereby releases, dismisses, remises and forever discharges the Executive and the Executive Parties from any and all claims against the Executive and the Executive Parties through the date this Release is signed by the Company, including but not limited to any and all claims arising out of or relating to the Executive’s employment by or service with the Company and its subsidiaries and affiliates and the termination thereof.
(b)           The Company understands and acknowledges that the Executive does not admit any violation of law, liability or invasion of any of its rights and that any such violation, liability or invasion is expressly denied.  The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Company ever had or now may have against the Executive and the Executive Parties to the extent provided in this Release.  The Company further agrees and acknowledges that no representations, promises or inducements have been made by the Executive or the Executive Parties other than as appear in the Retirement Agreement.
(c)           The Company further agrees and acknowledges that:
(i)            The release provided for herein releases claims to and including the date of this Release.
(ii)           The Company agrees that it shall never file a lawsuit or other complaint asserting any claim that it releases in this Release or the validity or enforceability of this Release.
(d)           The Company does not by this Release relinquish (i) any claims the Company may have against the Executive for illegal conduct, (ii) any right that is not waivable under applicable law (iii) any right with respect to any event, act or omission taking place after the date this Release is signed by the Company, (iv) any rights under (including to enforce) the Retirement Agreement (including provisions of the Employment Agreement as contemplated to have continued effect under the Retirement Agreement) or (v) any right the Company may have to obtain contribution as permitted by applicable law in the event of any judgment against the Company or its affiliates as a result of any act or failure to act for which the Executive and the Company or its affiliates are jointly liable.
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4.            This Release is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).  The Company and the Executive each agree that they shall remain obligated to the other party under the Retirement Agreement from and after the date of this Release.  The Executive agrees to hold harmless the Company from and against any and all costs or losses whatsoever, including reasonable attorney’s fees, caused by the Executive’s breach of any obligation contained herein or if any representation herein was false when made.  The Company agrees to hold harmless the Executive from and against any and all costs or losses whatsoever, including reasonable attorney’s fees, caused by the Company’s breach of any obligation contained herein or if any representation herein was false when made.  The provisions of this Release are severable and if any part of it is found to be unenforceable, the other paragraphs shall remain full, valid and enforceable.
[Remainder of page intentionally left blank.]
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IN WITNESS WHEREOF, the Executive and the Company have executed and delivered this Release on the dates set forth below.

ARIAD Pharmaceuticals, Inc.

By:
Name:
Title:
Date:

Harvey J. Berger, M.D.

Date:

Exhibit B

FORM OF RETIREMENT PRESS RELEASE

ARIAD FOUNDER, HARVEY J. BERGER, M.D., TO RETIRE AS
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

CAMBRIDGE, MA — April 29, 2015 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that its founder, Harvey J. Berger, M.D., has informed the Board of his decision to retire as chairman and chief executive officer (CEO) upon the appointment of his successor or December 31, 2015, whichever is earlier.  The Board has begun a comprehensive search to identify Dr. Berger’s successor.  Dr. Berger has also agreed to serve as a special advisor to the Board and the new CEO upon his retirement to facilitate a smooth transition.

Dr. Berger commented on his tenure as ARIAD’s CEO:

●	“I am proud to have worked with so many incredibly talented employees and together to have achieved so much for cancer patients in need of new treatment options where none exist,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “With an established path to profitability and a well-defined set of critical corporate initiatives, ARIAD has a remarkable future. I had always anticipated retiring around age 65, which I will reach at the time of our upcoming annual meeting. My colleagues and I are all driven by our passion for helping cancer patients, and I hope ARIAD will always be recognized for this dedication.” Dr. Berger added, “ARIAD has been at the forefront of precision medicine initiatives in cancer, and I expect that the Company will continue to lead the way as new targeted therapies emerge from our drug-discovery platform – built on our computational and structural technologies.”

Dr. Berger founded ARIAD 23 years ago and has served as its chairman and chief executive officer since 1991. He has led the Company’s growth into an integrated global-oncology company serving patients worldwide.  Under his leadership, ARIAD scientists have discovered five new drug candidates.  ARIAD brought Iclusig® (ponatinib) – a novel BCR-ABL tyrosine kinase inhibitor (TKI) – to the market for use in the treatment of patients with refractory chronic myeloid leukemia and Philadelphia chromosome-positive acute lymphoblastic leukemia, now approved in the US, EU, Switzerland, Australia, Canada, and Israel.  Since its approval, Iclusig has been launched through ARIAD’s commercial organization in the US and the 16 major markets of the EU and through its distributors in other regions.  Dr. Berger has also overseen the broadened clinical development of Iclusig and the implementation of a 3-year strategic plan to achieve sustained profitability for ARIAD.

Brigatinib – a new ALK TKI with Breakthrough Designation from the FDA – is ARIAD’s next cancer medicine in development.  It is being studied in the ALTA pivotal trial of patients with refractory ALK+ non-small cell lung cancer (NSCLC), which is on track to complete patient enrollment in the third quarter of this year, leading to anticipated NDA filing next year.  Recently, ARIAD announced the discovery of AP32788 – its third internally discovered novel TKI – for use in the treatment of patients with NSCLC and a validated class of novel mutated targets; the Company plans to file an IND for AP32788 later this year.

Some of Dr. Berger’s colleagues, directors and leadership-team members offered the following comments:

●	“For nearly 25 years, Harvey has put his heart and soul into building a world-class biotechnology company,” said Wayne Wilson, lead independent director of the ARIAD Board. “We all appreciate his dedication to cancer patients and his focus on building sustainable value for our Company. He has attracted and led outstanding employees – from bench scientists to physicians to account managers in the field. He has never wavered in his commitment to being the best in every task that the Company undertook.” Mr. Wilson added, “The Board will conduct a thorough search to identify a successor who we expect will guide ARIAD into its next chapters of innovation and growth, building on the solid foundation put in place by Harvey and his leadership team.”

●	“My lasting memory of my first meeting with Harvey 25 years ago, when ARIAD was just a twinkle in his eye, is one that helps explain the direction of ARIAD over this period. Harvey was passionate about building a company where patients come first. He saw the promise of modern science to translate to life-saving medicines. And Harvey has delivered on this vision through his dedication and leadership,” said Stuart L. Schreiber, Ph.D., Founding Member of the Broad Institute of Harvard and MIT, HHMI Investigator, and Morris Loeb Professor of Chemistry and Chemical Biology, Harvard University.

●	“As CEO of ARIAD, Harvey has been a committed supporter of The Max Foundation. Through the years, he has been open to listening to the patient’s perspective as well as to discussing solutions to help people facing cancer around the world,” said Pat Garcia-Gonzalez, President and Chief Executive Officer of The Max Foundation, a global health non-profit organization that believes that all people living with cancer have the right to access the best treatment and support. “He has especially demonstrated an awareness of the needs of people living with chronic myeloid leukemia and an understanding of the importance of developing global access strategies for innovative oncology drugs. I thank him for his service and look forward to continuing our collaborations with ARIAD.”

●	“Harvey founded and built ARIAD with the clear vision of applying scientific excellence and clinical scholarship to helping patients in need – a vision that has been unequivocally fulfilled,” stated Timothy P. Clackson, president of R&D and chief scientific officer of ARIAD. “Our employees and thousands of patients worldwide owe a great debt of gratitude to his exceptional dedication and perseverance. The ARIAD leadership team is committed to continuing this work and driving to further success.”

●	“As ARIAD’s founder, Harvey has guided the Company to a mission intensely focused on helping cancer patients, by discovering and developing new treatments to allow them to overcome their diseases. His passion as a physician has infused its existence. The many patients and families who have been helped by ARIAD’s medicines can be thankful for his dedication and insights,” said Frank G. Haluska, M.D., Ph.D., senior vice president, clinical R&D and chief medical officer.

●	“Harvey enthusiastically embraced the evolution of ARIAD into a global commercial company,” said Marty J. Duvall, executive vice president and chief commercial officer of ARIAD. “His pride, satisfaction and commitment to deliver on the vision of transforming patient-lives motivates the commercial team each and every day.”

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About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

About Iclusig® (ponatinib) tablets
Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.
Iclusig is approved in the U.S., EU, Australia, Switzerland, Canada, and Israel.
In the U.S., Iclusig is a kinase inhibitor indicated for the:
●	Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).

●	Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

●    Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.

●    Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.

●    Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Vascular Occlusion: Arterial and venous thrombosis and occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures have occurred in at least 27% of Iclusig-treated patients from the phase 1 and phase 2 trials. Iclusig can also cause recurrent or multi-site vascular occlusion. Overall, 20% of Iclusig-treated patients experienced an arterial occlusion and thrombosis event of any grade. Fatal and life-threatening vascular occlusion has occurred within 2 weeks of starting Iclusig treatment and in patients treated with average daily dose intensities as low as 15 mg per day. The median time to onset of the first vascular occlusion event was 5 months. Patients with and without cardiovascular risk factors have experienced vascular occlusion although these events were more frequent with increasing age and in patients with prior history of ischemia, hypertension, diabetes, or hyperlipidemia. Interrupt or stop Iclusig immediately in patients who develop vascular occlusion events.

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Heart Failure: Fatal and serious heart failure or left ventricular dysfunction occurred in 5% of Iclusig-treated patients (22/449). Eight percent of patients (35/449) experienced any grade of heart failure or left ventricular dysfunction. Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious heart failure.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in an Iclusig-treated patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with blast phase CML (BP-CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Severe hepatotoxicity occurred in all disease cohorts. Iclusig treatment may result in elevation in ALT, AST, or both. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including one patient (<1%) with hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In 131 patients with Stage 1 hypertension at baseline, 61% (80/131) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure.   Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled.

Pancreatitis: Clinical pancreatitis occurred in 6% (28/449) of patients (5% Grade 3) treated with Iclusig. Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (25/449). The incidence of treatment-emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 13% (59/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). In clinical trials, the most common peripheral neuropathies reported were peripheral neuropathy (4%, 18/449), paresthesia (4%, 17/449), hypoesthesia (2%, 11/449), and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 1% (6/449) of Iclusig-treated patients (<1% grade 3/4). Of the patients who developed neuropathy, 31% (20/65) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

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Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 3% of Iclusig-treated patients. Conjunctival or corneal irritation, dry eye, or eye pain occurred in 13% of patients. Visual blurring occurred in 6% of the patients. Other ocular toxicities include cataracts, glaucoma, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious bleeding events, including fatalities, occurred in 5% (22/449) of patients treated with Iclusig. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with accelerated phase CML (AP-CML), BP-CML, and Ph+ ALL. Most hemorrhagic events, but not all occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Serious fluid retention events occurred in 3% (13/449) of patients treated with Iclusig. One instance of brain edema was fatal. In total, fluid retention occurred in 23% of the patients. The most common fluid retention events were peripheral edema (16%), pleural effusion (7%), and pericardial effusion (3%). Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% (25/449) of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness). Interrupt Iclusig and evaluate.

Myelosuppression: Severe (grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (30/449) of patients overall; the majority had CP-CML (19 patients). Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

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Most common non-hematologic adverse reactions: (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

Forward-Looking Statements

This communication contains “forward-looking statements” including, but not limited to, statements regarding future events and ARIAD’s business, strategy and results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are identified by use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for brigatinib (AP26113); difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; litigation, including our pending securities class action and derivative lawsuits; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this communication is believed to be current as of the date of original issue. After the date of this communication, ARIAD does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

Important Additional Information

ARIAD, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from ARIAD stockholders in connection with the matters to be considered at ARIAD’s 2015 annual meeting of stockholders.  ARIAD intends to file a proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from ARIAD stockholders. ARIAD STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding ARIAD’s directors and executive officers is available in ARIAD’s proxy statement, dated May 9, 2014, for its 2014 annual meeting of stockholders. To the extent holdings of ARIAD’s securities by directors or executive officers have changed since the amounts set forth in the 2014 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ARIAD’s 2015 annual meeting of stockholders.  Additional information can also be found in ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015, and in ARIAD’s Quarterly Reports on Form 10-Q. ARIAD’s stockholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by ARIAD with the SEC at the SEC’s website at http://www.sec.gov.  In addition, copies will be available free of charge at ARIAD’s website at http://www.ariad.com or by contacting ARIAD’s Investor Relations by mail at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139 or by phone at 617-503-7028.

ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com

Or
For Media
Sard Verbinnen & Co.
George Sard/Andrew Cole/Chris Kittredge
212-687-8080

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Exhibit C

FORM OF AGREEMENT PRESS RELEASE

ARIAD ENTERS INTO SETTLEMENT AGREEMENT WITH SARISSA CAPITAL MANAGEMENT

CAMBRIDGE, MA. — April 29, 2015 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has reached an agreement to settle its current proxy contest with Sarissa Capital Management. In addition, ARIAD’s founder, Harvey J. Berger, M.D., has informed the Board of Directors of his decision to retire as chairman and chief executive officer upon appointment of his successor or December 31, 2015, whichever is earlier.  The Board has formed a CEO search committee chaired by Alex Denner of Sarissa Capital, which will work expeditiously to find a successor CEO.

In addition, under the terms of the settlement, ARIAD’s Board has appointed Anna Protopapas by filling an existing open director seat on the Board.  Sarissa will withdraw its proposed slate of director nominees, which included Ms. Protopapas, for election at the 2015 Annual Meeting and has agreed to vote all of its shares in favor of the Board’s nominees.

“The Board believes this settlement is in the best interests of shareholders, as it allows us to focus on conducting the search for ARIAD’s next CEO while continuing to execute on our critical commercial and pipeline initiatives,” said Wayne Wilson, lead independent director of the Board. “We welcome Anna to the Board and look forward to working together constructively with Sarissa for the benefit of all shareholders.”

“I am excited to work with the board members to optimally position ARIAD as it embarks on its next stage of development.  I believe ARIAD’s loyal and dedicated employees will be able to significantly increase the value of our assets, especially Iclusig and brigatinib, which both hold great promise for cancer patients,” said Alex Denner of Sarissa Capital.

Ms. Protopapas is Chief Executive Officer of Mersana Therapeutics.  She previously served as a member of the Executive Committee of Takeda Pharmaceutical Company Limited and held various senior management positions, including President of Millennium Pharmaceuticals, a wholly owned subsidiary of Takeda, where she was responsible for leading Takeda’s oncology business, and Executive Vice President of Global Business Development, where she was responsible for global acquisitions, partnering, licensing and venture investing.  Prior to serving on Takeda’s Executive Committee, Ms. Protopapas served on Millennium’s Executive Committee as Senior Vice President of Strategy and Business Development, where she led the company’s business development initiatives and led the process that resulted in the $8.8 billion sale of Millennium to Takeda. Ms. Protopapas received a B.S. in engineering from Princeton University, an M.S. in chemical engineering practice from Massachusetts Institute of Technology and a MBA from Stanford Graduate School of Business.

About ARIAD
ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This communication contains “forward-looking statements” including, but not limited to, statements regarding future events and ARIAD’s business, strategy and results. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are identified by use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for brigatinib (AP26113); difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; litigation, including our pending securities class action and derivative lawsuits; our operations in foreign countries; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in ARIAD’s public filings with the U.S. Securities and Exchange Commission. The information contained in this communication is believed to be current as of the date of original issue. After the date of this communication, ARIAD does not intend to update any of the forward-looking statements to conform these statements to actual results or to changes in ARIAD’s expectations, except as required by law.

Important Additional Information

ARIAD, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from ARIAD stockholders in connection with the matters to be considered at ARIAD’s 2015 annual meeting of stockholders.  ARIAD intends to file a proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from ARIAD stockholders. ARIAD STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding ARIAD’s directors and executive officers is available in ARIAD’s proxy statement, dated May 9, 2014, for its 2014 annual meeting of stockholders. To the extent holdings of ARIAD’s securities by directors or executive officers have changed since the amounts set forth in the 2014 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with ARIAD’s 2015 annual meeting of stockholders.  Additional information can also be found in ARIAD’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015, and in ARIAD’s Quarterly Reports on Form 10-Q. ARIAD’s stockholders will be able to obtain, free of charge, any proxy statement, any amendments or supplements to the proxy statement and any other documents filed by ARIAD with the SEC at the SEC’s website at http://www.sec.gov.  In addition, copies will be available free of charge at ARIAD’s website at http://www.ariad.com or by contacting ARIAD’s Investor Relations by mail at ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, MA 02139 or by phone at 617-503-7028.

ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com

Or
For Media
Sard Verbinnen & Co.
George Sard/Andrew Cole/Chris Kittredge
212-687-8080

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